Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8, dated July 15, 2008) pertaining to the Option Plan for Employees, Directors and Officers – 2003 of Elron Electronic Industries Ltd. of our report dated June 25, 2008, with respect to the consolidated financial statements of Elron Electronic Industries Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Elron Electronic Industries Ltd. filed with the Securities and Exchange Commission.

Tel-Aviv, Israel July 15, 2008	KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global